EXHIBIT 10.5


                             RELATIONSHIP AGREEMENT
                                    between
                       AUTOMOTIVE CONSUMER SERVICES GROUP
                                      and
                              VISTEON CORPORATION


THIS RELATIONSHIP AGREEMENT is entered into effective as of the 1st day of January, 2000, by the Automotive Consumer Services Group ("ACSG", formerly Ford Customer Service Division) of Ford Motor Company ("Ford"), and Visteon Corporation ("Visteon").

         WHEREAS, Ford has determined it would be appropriate and beneficial to separate the activities being conducted under the name Visteon Automotive Systems, an enterprise of Ford, including those activities conducted by the subsidiaries and affiliates aligned with such enterprise (collectively, with historic operations, the "Business"); and to that end, Ford has set up a separate legal structure for Visteon and will be operating Visteon as a separate legal entity;

         WHEREAS, it is anticipated that Visteon will be spun-off from Ford, and become a separate, independent enterprise;

         WHEREAS, ACSG and Visteon, in recognition of the impending separation of Visteon from Ford, wish to set forth their agreement as to how they will conduct business between ACSG and Visteon going forward.

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. Purchase of Current Production Parts. Purchase by ACSG from Visteon of any service, accessory, warranty and /or replacement parts (collectively "Service Parts") already covered by a Ford production purchase order or other Existing Agreement (as defined below) will be governed by the terms of the Purchase and Supply Agreement between Ford and Visteon, dated as of January 1, 2000, which incorporates by reference the Ford standard Purchase Order terms and conditions (FGT26 rev. 4/97) (the "Supply Agreement"), as it may be modified by Ford and Visteon from time to time. Accordingly, the terms of the Supply Agreement are incorporated herein by reference. For such purposes, all such Service Parts (if covered by an Existing Agreement) shall be deemed Components and Current Business as those terms are defined and used under the Supply Agreement.

2. Service Parts and Services. Subject to Visteon remaining at all times competitive in terms of quality, service and delivery, ACSG agrees that Visteon will not be desourced during the term of this agreement with respect to any non-production

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service parts or services currently supplied by Visteon to ACSG or Ford.
Accordingly, ACSG shall honor the terms and conditions of all non-production purchase orders, long term supply agreements, sourcing confirmation letters, ESTA's and other formal and verifiable informal agreements in existence as of the date of this Agreement relating to the sale by Visteon of non-production Service Parts or related Services ("Existing Service Parts Agreements"). Service parts and services purchased by ACSG from Visteon hereunder will be governed by the applicable Existing Service Parts Agreement, except to the extent they are modified by the following:

         a.    FCSD Service Parts Guide.   ACSG and Visteon agree that all
         purchases under this Section 2 shall be governed by the FCSD Service Parts Guide (Attachment 1), as such may be updated from time to time.

         b. Global FCSD Full Service Supplier Statement of Work Generic Requirements. ACSG and Visteon agree that all purchases under this
         Section 2 shall be governed by the requirements set forth in the ACSG document "Global FCSD Full Service Supplier Statement of Work Generic Requirements" (Attachment 2) as it may be modified from time to time.

         c. Parts Branding Directive. ACSG and Visteon agree that all purchases under this Section 2 shall be in compliance with the "Parts Branding Directive" set forth in a letter issued by Ford Motor Company President and CEO on October 7, 1999 (Attachment 3).

         d. Performance Goals. ACSG and Visteon agree that all purchases under this Section 2 shall be subject to the ACSG Performance Goals as periodically determined and published by ACSG Purchasing.

         e. Pricing. ACSG and Visteon have agreed to the pricing principles in this subsection (e), to be effective as of January 1, 2000 and through December 31, 2004. Except as provided in this Section, pricing on all Current Business shall be fixed at the current pricing set forth in the Existing Service Parts Agreements. Thereafter, prices for newly-sourced (non-Current Business) Service Parts shall be determined on a competitive basis in accordance with ACSG's customary practice with its suppliers. Prior to implementing price changes, Visteon will consult with ACSG to ensure that individual component price changes effected under this subsection (e) do not cause ACSG to become uncompetitive in price on such individual components. The agreed upon pricing principles are not superceded by terms of any Existing Service Parts Agreement nor the Supply Agreement and are as follows:

               1) Price Increase. Visteon may increase pricing on certain Service Parts such that the total amount of such increase multiplied by the volume of affected Service Parts purchased by ACSG does not exceed $4 million in calendar year 2000.

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               2)   Price Decrease - 2000. Effective January 1, 2000, Visteon
                    shall provide to ACSG a 1.5% price reduction on certain Service Parts such that the net average price reduction across all production Service Parts, non-production Service Parts and Remanufactured Parts (as hereinafter defined) sold to ACSG for such period shall equal 1.5%. The 1.5% price reduction will be calculated on the immediately prior year Visteon sales to ACSG.

               3) Price Decrease - 2001-2004. Effective January 1, 2001 and each anniversary thereafter through 2004, Visteon shall provide to ACSG a 2% price reduction on certain Service Parts such that the net average price reduction across all production Service Parts, non-production Service Parts and Remanufactured Parts (as hereafter defined) sold to ACSG for such period shall equal 2%. The 2% price reduction will be calculated on the immediately prior year Visteon sales to ACSG.

               4) Exclusion of Newly Sourced Service Parts. The foregoing price reductions during the years 2001 through 2004 do not include newly sourced Service Parts first sold to ACSG after July 1 of the prior year in calculation.

               5) Credit for Cost Savings. Visteon shall receive credit from ACSG for 100% of the materials cost savings resulting from changes initiated by Visteon and approved by ACSG. Such cost savings will be credited against the above-required cost reductions. With each design change that Visteon initiates, Visteon must furnish information and data that demonstrate, in conformance with standard industry engineering practices, the feasibility of the change. ACSG may conduct its own engineering analysis of the change and shall not be obligated to approve any change that ACSG believes causes a deviation from original product specifications.

               6) Credit for Remanufactured Service Parts. For purposes of calculating the amount of price reduction achieved in connection with any volume of Service Parts sales for any relevant sales period hereunder, Visteon shall be entitled to include the entire volume of Remanufactured Parts (as defined below) sold to ACSG in that period.

         f.    Tooling - Visteon may continue to use ACSG tooling as follows:

                           (i) Aftermarket Suppliers - Visteon may continue to
                    use ACSG-owned tooling ("ACSG Tooling") for production of Service Parts for automotive aftermarket suppliers through 2004. Any new/additional customers, Service Parts or tooling use requires prior ACSG approval. Use of ACSG Tooling in 2000 will be free of any additional charge. In 2001, Visteon shall pay a 2% tooling use and maintenance fee on net sales of components manufactured from ACSG Tooling and sold to automotive

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                    aftermarket suppliers. In 2002 through 2004, Visteon shall pay a 2.5% tooling use and maintenance fee on net sales of components manufactured from ACSG Tooling and sold to automotive aftermarket suppliers. Use is subject to the Ford standard Purchaser Order terms and conditions (FGT26 Rev. 4/97) except as otherwise set forth herein. ACSG will notify Visteon as to ACSG's determination regarding disposition of ACSG Tooling after 12/31/04.

                          (ii) Warehouse Distributors - Visteon may continue
                    to use ACSG Tooling for production of Service Parts for warehouse distributors through 2004. Any new/additional customers, Service Parts or ACSG Tooling use requires prior ACSG approval. Use of ACSG Tooling in 2000 will be free of any additional charge. In 2001, Visteon shall pay a 3.5% tooling use and maintenance fee on net sales of Service Parts manufactured from ACSG tooling and sold to distributors other than through ACSG. In 2002 through 2004, Visteon shall pay a 4% tooling use and maintenance fee on net sales of components manufactured from ACSG Tooling and sold to distributors other than through ACSG. Use is subject to the Ford standard Purchaser Order terms and conditions (FGT26 Rev. 4/97) except as otherwise set forth herein. ACSG will notify Visteon as to ACSG's determination regarding disposition of ACSG Tooling after 12/31/04.

                         (iii) Special Use of Tooling. In addition to the
                    foregoing, ACSG and Visteon agree that Visteon may continue to use ACSG tooling on a royalty free basis, consistent with current business practice for the following programs:

                           a. Climate Control Service Part (unbranded) sales to Midas.

                           b. Freightliner Service Parts sales (only as required to support Sterling (HN-80).

                           c. Current programs to supply OE (no aftermarket) Service Parts to Mazda, Nissan, and Volkswagen.

                           d. Export component sales to Ford dealers in the Middle East (no new Service Parts - only existing Service Parts being sold will continue to be offered).

                           ACSG and Visteon agree that the approved uses of
                    tooling in subsections (a) through (d) above may continue
                    (i) for the term of any binding contract (in effect as of the effective date of this Agreement and entered into by Visteon) that requires Visteon to supply Service Parts for the transactions described in (a) through (d) above, or if no such contract term is in place, (ii) for the term of this Agreement, after which time ACSG and Visteon will mutually agree if such tooling use will continue,

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                    under new or prior terms. If ACSG and Visteon agree to
                    discontinue such tooling use, they will create a reasonable transition and/or discontinuation plan.

3. Remanufacturing Programs. Subject to Visteon remaining at all times competitive in terms of quality, service and delivery, ACSG and Visteon agree that, for a period of two (2) years from the date hereof, Visteon shall be the exclusive supplier to ACSG and ACSG shall be the exclusive customer of Visteon, for the remanufactured Service Parts ("Remanufactured Parts") currently manufactured by Visteon for ACSG. In the event that Visteon elects to supply Remanufactured Parts to ACSG under the Right of Last Refusal described in
Section 4 (ii) below, such supply will be subject to the same two-year mutual exclusivity provisions described above.

4. Right of Last Refusal for Replacement and New Business. For a period equal to three (3) years from the effective date of this Agreement, provided that Visteon is competitive in terms of quality, service and delivery, Visteon will be granted a right of last refusal ("Right of Last Refusal") under Ford's then standard Purchase Order terms, for (i) the replacement cycle of all Current Business; (ii) all Remanufactured Parts under the Program as of the effective date of this Agreement (as described above) and for any other remanufactured parts which ACSG wishes to purchase during the period to the extent Visteon manufactures such parts; and (iii) any new Service Parts requirements of ACSG which arise during the period, to the extent that Visteon manufactures such Parts. The Right of Last Refusal shall be governed in accordance with the terms the Right of Last Refusal as described in Section 6 and Exhibit I of the Supply Agreement.

5. Carlite Glass Business. ACSG and Visteon acknowledge and agree that all assets and liabilities related to the Carlite-branded glass manufacturing, distribution and service/installation business the ("Carlite Brand Glass Business") have been transferred to Visteon pursuant to the Master Transfer Agreement between Ford and Visteon dated as of March 30, 2000. Accordingly, ACSG has no continuing right or interest to or in the Carlite Brand Glass Business. It is the intention of the parties that Visteon shall be permitted to continue to operate the Carlite Brand Glass Business substantially as it has in the past, including without limitation, Visteon's ability to continue to represent such business as an authorized Ford-OEM replacement glass supplier in the North American market (for so long as it continues to be so sourced), and the right in connection therewith to continue to label the Carlite brand with Ford range of brands on replacement glass in accordance with the licensing guidelines set forth in Exhibit 5 hereto.

6. Visteon Service Distributor Network. ACSG and Visteon agree that the Visteon Service Distributor Network covering audio systems and equipment, instrument clusters and speedometers (the "Network") will continue as currently operated and/or managed by Visteon under previously agreed upon guidelines and principles, whereby Visteon acts as an authorized service center and distributor for ACSG and Ford Service Parts and service. For the term of this Agreement, ACSG will continue to recognize Visteon as its sole authorized service center and distributor, but only for those Ford Service Parts that Visteon manufactures for ACSG during the term of this Agreement and only if Visteon adheres to customary standards of quality and timing for service for a

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particular Ford Service Part. After the term of this Agreement, neither ACSG nor Visteon will be obligated to support the Network unless both mutually agree such should continue, under mutually agreed upon terms. If ACSG and Visteon agree to terminate Visteon's status as an authorized service center and distributor, ACSG and Visteon will create a reasonable transition plan to ensure there is no gap in service coverage to Ford dealers. Additionally, ACSG has no obligation to expand the Network relationship to include components other than those currently covered by the Network.

7. Transfer of Tier 2 Supplier Purchase Orders. Within the North American market, ACSG agrees to transfer certain ACSG Tier 2 purchase orders to Visteon. ACSG and Visteon will mutually determine which purchase orders will be transferred dependent on what is appropriate and beneficial to both entities. ACSG and Visteon will mutually agree on the timeline for the transfer with a targeted completion date of June 30, 2000. The volume of components represented by the purchase orders transferred to Visteon on or before June 30, 2000 will be included under the terms of the pricing agreement set forth in Section 2(e) from January 1, 2001. The volume of components represented by the purchase orders transferred to Visteon after June 30, 2000 will be included under the terms of the pricing agreement set forth in Section 2(e) from January 1, 2002. As relates to these transferred purchase orders, Ford will provide reasonable assistance to Visteon to ensure Visteon has access to all tools related to production of the Service Parts covered by such purchase orders.

ACSG and Visteon also agree to explore Visteon taking control of the supply of certain aftermarket projects currently supplied directly to ACSG by Ryken Tube Manufacturing ("Ryken") and Findlay Industries ("Findlay"). The intention is to complete this analysis by June 30, 2000. If the decision is made to transfer to Visteon the business currently handled by these two suppliers, Visteon and ACSG will mutually agree to a pricing agreement which will be treated as an addendum to Section 2(e) of this Agreement. Should Visteon and ACSG agree to not transfer control of this business, then the Ryken and Findlay business will be exempt from the Section 2(e) pricing agreement.

8. Logistics. ACSG and Visteon have been in discussions relating to the provision by ACSG to Visteon of certain logistics and transportation services, to be provided to Visteon beginning January 2001. ACSG will submit a bid to Visteon for supplying such services by September 30, 2000. Visteon agrees to give preferred consideration to the ACSG bid and will provide to ACSG an initial response to the bid within 30 days after its receipt.

9. Term of Agreement. This Agreement shall be in effect from January 1, 2000 through December 31, 2004.

10.      Miscellaneous.

         a. Entire Agreement. This Agreement, including all Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all

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         contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         b. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

         c. Benefit of the Parties. This Agreement is for the sole benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

         d. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by fax with confirmation of receipt, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               If to Ford:
               Ford Motor Company
               The American Road
               Dearborn, MI 48121
               Attention: Secretary
               Fax: (313) 248-7036


               If to Visteon:
               Visteon Corporation
               Auto Club Drive
               Dearborn, MI
               Attention: General Counsel
               Fax: (313) 390-9277

         or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by fax or by air courier shall be deemed effective on the next business day. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day after such notice or communication was mailed.

         e. Successsors and Assignees. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assignees of the parties. In no event will a party be released from their indemnity obligations without the written consent of the other party.

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         f. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

                    The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a party hereto of any remedies to which such Party would otherwise be entitled.

                    If within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation. The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

                    The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration, by a sole arbitrator.

                    Mediation or arbitration shall take place in the City of Dearborn, Michigan. Equitable remedies shall be available in any arbitration. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

         g. Invalidity of Individual Terms. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent

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         of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         h. Non-Waiver of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         i. Headings. The descriptive headings herein are for reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         j. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their fully authorized representatives as of the day and year first above written.


VISTEON CORPORATION                          FORD MOTOR COMPANY

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Name:                                        Name:
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Title:                                       Title:
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